Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Announces Common Stock Offering

WAYZATA, MN, February 22, 2010 — TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced it has commenced an underwritten registered public offering of $150 million of its common stock.  TCF intends to grant the underwriters an option to purchase up to an additional 15 percent of the amount sold to cover over-allotments, if any.  Morgan Stanley and J.P. Morgan are acting as joint book-running managers.  RBC Capital Markets and Stifel Nicolaus will serve as co-managers.

The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement filed with the Securities and Exchange Commission on Form S-3.  The issuance of the additional common stock enhances TCF’s capital ratios and therefore TCF’s ability to pursue growth and acquisition opportunities.  TCF expects to use the net proceeds of the offering for general corporate purposes.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley at 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at

prospectus@morganstanley.com and from J.P. Morgan via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204.

TCF is a Wayzata, Minnesota-based national financial holding company with $17.9 billion in total assets.  The company has 443 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.  For more information about TCF, please visit www.tcfbank.com.

This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with future results, plans or performance.  We caution you that such statements are predictions and that actual events or results may differ materially.  TCF’s expected financial results or other plans are subject to a number of risks and uncertainties.  Please see the forward-looking statement disclosure contained in the SEC Form S-3 preliminary prospectus supplement dated as of the date hereof for more information about risks and uncertainties.  Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.

###